Exhibit 12.1
                                                                       1/26/97
                            MISSISSIPPI POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                      the six years ended December 31, 1996



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
                                                                                Year ended December 31,
                                                       ============================================================================
                                                            1991        1992         1993          1994         1995       1996
                                                       -------------------------------Thousands of Dollars-------------------------

EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                   $  56,740     $ 63,772    $  67,726     $  76,067    $  82,765    $ 80,523
      Federal and state income taxes                      22,938       23,278       18,787        30,050       35,972      33,477
      Deferred  income taxes, net                        (11,869)      (5,473)       5,039         1,563         (480)         74
      Deferred  investment  tax credits                       (2)           -            -             -            -           -
      AFUDC - Debt funds                                     584          563          788         1,039          399         713
                                                       ----------    ---------   ----------    ----------   ----------   ---------
         Earnings as defined                           $  68,391     $ 82,140    $  92,340     $ 108,719    $ 118,656    $114,787
                                                       ==========    =========   ==========    ==========   ==========   =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $  23,973     $ 22,357    $  17,688     $  19,725    $  21,898    $ 19,898
   Interest on interim  obligations                        1,512          362        1,000         1,442        1,141       1,416
   Amort of debt disc, premium  and expense, net             377          630        1,262         1,479        1,510       1,546
   Other interest  charges                                   286          339          728           404        1,185         753
                                                       ----------    ---------   ----------    ----------   ----------   ---------
         Fixed charges as defined                      $  26,148     $ 23,688    $  20,678     $  23,050    $  25,734    $ 23,613
                                                       ==========    =========   ==========    ==========   ==========   =========

RATIO OF EARNINGS TO FIXED CHARGES                           2.62         3.47         4.47          4.72         4.61       4.86


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